Exhibit 2.1

AMENDMENT NO. 1 TO THE BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 to the Business Combination Agreement, (this “Amendment”), is made and entered into as of November 10, 2025 (the “Amendment Date”) by and among (i) Signing Day Sports, Inc., a Delaware corporation (“SGN”), (ii) BlockchAIn Digital Infrastructure, Inc., a Delaware corporation (“Holdings”), (iii) One Blockchain LLC, a Delaware limited liability company (“One Blockchain”), (iv) BCDI Merger Sub I Inc., a Delaware corporation (“Merger Sub I”), and (v) BCDI Merger Sub II LLC, a Delaware limited liability company (“Merger Sub II”). Each of SGN, Holdings, One Blockchain, Merger Sub I and Merger Sub II may be referred to in this Agreement as a “Party,” or collectively as the “Parties.”

WHEREAS the Parties are all of the Parties to that certain Business Combination Agreement dated as of May 27, 2025 (as may be further amended, modified or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, the Parties now desire to amend the Business Combination Agreement in accordance with the terms of this Amendment; and

WHEREAS, Section 11.8 of the Business Combination Agreement provides that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SGN and One Blockchain.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Business Combination Agreement.

2. Amendments.

(a) Section 7.23 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“7.23 Holdings Equity Incentive Plan. As soon as reasonably practicable following the date of this Agreement, and in any event, no later than the date of filing of the Registration Statement with the SEC in accordance with Section 7.16(a), One Blockchain and Holdings shall use commercially reasonable efforts to agree to the material terms of a new equity incentive plan with an initial share reserve equal to 20% of the fully diluted shares of Holdings following the Closing to be adopted by Holdings no later than the Closing (the “Holdings Equity Incentive Plan”). Holdings shall consult in good faith with SGN regarding the material terms of the Holdings Equity Incentive Plan to ensure continuity and retention for SGN service providers, and no term of the Holdings Equity Incentive Plan shall adversely affect the treatment of Assumed Options or other SGN awards as provided under this Agreement. The Holdings Equity Incentive Plan shall contain an evergreen provision equal to 2% of the fully diluted shares of Holdings following the Closing.”

(b) Section 7.25 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“7.25 Permitted Capital Raises. Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, SGN shall be permitted to conduct and consummate the Permitted Capital Raises. The proceeds from the Permitted Capital Raises shall be used by SGN solely to pay for (i) direct expenses associated with the Permitted Capital Raises, (ii) first from any funds raised from the ELOC and then with funds raised from the Alternative Offering (defined below), Liabilities of SGN and other Liabilities provided for hereunder up to an aggregate amount of $1,500,000, which Liabilities shall include, for the avoidance of doubt, (a) all Liabilities (including accrued base salary, fees, expenses, benefits, Taxes, severance obligations, and any other Liabilities) that are, will be, or may become due under existing employment agreements, consulting agreements, and other payroll, employment, consulting, and compensation obligations of SGN, (b) all Liabilities (including fees, expenses, and severance) that will be or may become due under each of the Executive Consulting Agreements, notwithstanding that such Liabilities shall be solely the responsibility of SGN if not satisfied by SGN following the Closing pursuant to this Section 7.25 (the “Pending Deductions”), (c) trade payables, sales and use Taxes, litigation settlement amounts and other ordinary course payables, (d) those Liabilities set forth on Section 7.25 of the SGN Disclosure Schedules, and (e) any other Liabilities documented by SGN and provided to One Blockchain at the time of Closing, and (iii) first from any funds raised from the ELOC and then with funds raised from the Alternative Offering, costs and expenses of One Blockchain incurred in connection with the transaction contemplated by this Agreement up to an aggregate amount of $1,500,000 (collectively, the “Permitted Capital Raises Deductions”). Any residual cash amount remaining at Closing after satisfaction (other than as to the Pending Deductions) of the Permitted Capital Raises Deductions summarized in (i) through (iii) herein (the “Residual Amount”) shall be allocated as follows: 70% of the Residual Amount and 100% of the Pending Deductions shall be retained by SGN for payment of Liabilities under the Executive Consulting Agreements and SGN’s working capital purposes (the “SGN Residual Amount”), and 30% of the Residual Amount shall be distributed to Holdings for working capital purposes. The SGN Residual Amount shall be deposited into a segregated bank account of SGN. The designee(s) of SGN, as confirmed by SGN in writing prior to the Closing, shall have exclusive disbursement rights as to the SGN Residual Amount. Holdings shall have viewing access, including access to automatic notice of all transactions in the account holding the SGN Residual Amount. Holdings’ viewing access shall be read-only, subject to customary confidentiality obligations, and shall not confer any consent, approval, blocking or other control rights with respect to disbursements by SGN. Holdings shall not disclose any information obtained from such viewing access other than to its Representatives who have a need to know such information in connection with this Agreement and who are bound by confidentiality obligations at least as protective as those set forth herein. Holdings shall not place liens on, pledge, or in any way encumber the SGN Residual Amount or cause any Person to do any such things. For the avoidance of doubt, SGN acknowledges and agrees that any SGN Liabilities outstanding at Closing shall be the sole responsibility of the Legacy Business. Notwithstanding anything to the contrary in this Section 7.25, SGN shall make a good faith effort to, prior to the date of Closing, provide One Blockchain with a schedule reasonably detailing the amounts raised in the Permitted Capital Raises, the Permitted Capital Raises Deductions and the Residual Amount, together with reasonably available supporting documentation. Delivery of such schedule and documentation shall not be a condition to the Closing, and any disputes regarding such amounts shall be resolved post-Closing pursuant to Section 11.6 and applicable Law without delaying the Closing or the issuance of the SGN Merger Consideration and in no event shall any such dispute permit setoff against, or reduction of, any consideration payable under this Agreement. For the avoidance of doubt, none of the provisions of Section 7.3 (including subsection (b) thereto) shall apply to any Permitted Capital Raise, and in the event any consent or approval is nonetheless found to be required for any Permitted Capital Raise neither Holdings nor One Blockchain shall withhold, condition or delay any consent or approval required under this Agreement for any Permitted Capital Raise.”

(c) The definition of “Permitted Capital Raise” of Section 12.1 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“’Permitted Capital Raise’ means the offer and sale by SGN of SGN Common Stock (and/or warrants to purchase SGN Common Stock): (i) in an “at-the-market” offering having an aggregate price to the public of up to $4,000,000 pursuant to its registration statement on Form S-3 that was prepared and filed with the SEC (File No. 333-2835) (the ’S-3 Registration Statement’), including any base prospectus contained therein and any prospectus supplement filed or to be filed pursuant to Rule 424(b) thereunder in connection with such offering, as the same may be amended or supplemented from time to time (the ’Prospectus’); or (ii) pursuant to that certain Purchase Agreement, dated as of July 21, 2025, between SGN and Helena Global Investment Opportunities 1 Ltd. in an amount of up to $10,000,000, and any related agreements, and pursuant to its registration statement on Form S-1 that was prepared and filed with the SEC (File No. 333-289965), including any base prospectus contained therein and any prospectus supplement filed or to be filed pursuant to Rule 424(b) thereunder in connection with such offering, as the same may be amended or supplemented from time to time (the “ELOC”) and/or another form of offering (the “Alternative Offering”) of up to $10,000,000.

3. Effect of Amendment; Full Force and Effect. This Amendment shall form a part of the Business Combination Agreement for all purposes, and each Party shall be bound hereby and this Amendment and the Business Combination Agreement shall be read and interpreted as one combined instrument. From and after the Amendment Date, each reference in the Business Combination Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or phrase or word(s) of like import referring to the Business Combination Agreement shall mean and be a reference to the Business Combination Agreement as amended by this Amendment, except that each reference to “the date of this Agreement” or phrase or word(s) of like import in the Business Combination Agreement as amended by this Amendment shall be understood to mean May 27, 2025. Except as herein expressly amended or otherwise provided herein, each and every term, condition, warranty and provision of the Business Combination Agreement shall remain in full force and effect, and such are hereby ratified, confirmed and approved by the Parties.

4. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment, and any such electronically delivered signatures shall be deemed original for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the Amendment Date.

SIGNING DAY SPORTS, INC.

By:	/s/ Daniel Nelson
Name:	Daniel Nelson
Title:	Chief Executive Officer

ONE BLOCKCHAIN LLC

By:	/s/ Jerry Tang
Name:	Jerry Tang
Title:	Chief Executive Officer

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